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                                                                EXHIBIT 21

                             LIST OF SUBSIDIARIES

- Precept Business Services, Inc.

- Precept Business Products, Inc.

- Precept Transportation Services of Texas, Inc.

- Wingtip Couriers, Inc.

- Relay Couriers, Inc.

- Precept Holdings, Inc.

- Precept Property Management, Inc.

- Precept Financial Group, Inc.

- Precept Acquisition Company, L.L.C.